Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207-5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST CONVERTS $156.4 MILLION OF ITS SENIOR UNSECURED

TERM LOAN TO 100 MILLION POUNDS STERLING

SAN DIEGO, Calif. – August 2, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR) announced today that the company has closed on an amendment to its senior unsecured term loan facility which converts $156.4 million of the $400 million principal amount outstanding to 100 million pounds sterling and provides for the base rate index on this portion of the facility to be GBP 1-month LIBOR. All other material terms and conditions of the term loan facility remain unchanged, including the interest rate margin of 165 basis points and maturity date of March 30, 2017.

Concurrent with the closing of the amendment, the company entered into interest rate swap agreements that effectively fix the pound sterling denominated interest payments on this portion of the term loan at approximately 2.39% for the remaining term, subject to adjustments based on BioMed Realty’s credit ratings.

Greg Lubushkin, Chief Financial Officer of BioMed Realty, remarked, “We are very pleased with the efficient execution of this amendment to our unsecured term loan facility, which will serve as an effective hedge against foreign currency exposure associated with our recently announced acquisition of the Granta Park campus in Cambridge, United Kingdom. This transaction exemplifies the breadth of our financing activity throughout the first half of 2012 and our focus on maintaining our strong balance sheet and liquidity to leverage BioMed Realty’s expertise in life science real estate for the benefit of our shareholders.”

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.1 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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